                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                     .0000

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                                   Aviron
                                   ------
                                (Name of Issuer)


                                   Common Stock
                                   ------------
                         (Title of Class of Securities)

                                   053762100
                                   ---------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages
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                                 SCHEDULE 13G

==============================================================================
  CUSIP NO. 053762100                                     PAGE 1 OF 6 PAGES
==============================================================================

==============================================================================
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sang-A Pharm. Co. Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         South Korea

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,065,031

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,065,031

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,065,031

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.6

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

==============================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 6 pages
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                                  SCHEDULE 13G

ITEM 1.

  (a)  NAME OF ISSUER:

       Aviron

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:



       297 North Bernardo Avenue
       Mountain View, CA 94043

ITEM 2.

  (a)  NAME OF PERSON FILING:

       Sang-A Pharm. Co. Ltd.

  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE,
       Residence:

       640-9 Deung Chon Dung
       Kangsea-Ku, Seoul
       South Korea

  (c)  CITIZENSHIP:

       South Korea

  (d)  TITLE OF CLASS OF SECURITIES:

       Common Stock

  (e)  CUSIP NUMBER:

       053762100

                               Page 3 of 6 Pages
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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
           CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

ITEM 4.    OWNERSHIP:

     (a)   AMOUNT BENEFICIALLY OWNED:

           1,065,031

     (b)   PERCENT OF CLASS:

           6.6

     (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   sole power to vote or direct the vote

                        1,065,031

           (ii)  shared power to vote or to direct the vote

                        0

           (iii) sole power to dispose or to direct the disposition of

                        1,065,031

           (iv)  shared power to dispose or to direct the disposition of

                        0


Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not Applicable

                               Page 4 of 6 Pages
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ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable

ITEM 10.   CERTIFICATION:

           Not Applicable

                               Page 5 of 6 Pages
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                                   SIGNATURE

  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 1998.              /s/ Alan C. Mendelson
                                    -----------------------------------
                                    Alan C. Mendelson, Attorney-in-fact




                               Page 6 of 6 Pages